Exhibit 99.1

Cannae Holdings, Inc. Announces Third Quarter 2020 Financial Results

Las Vegas, November 9, 2020 -- Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) has released its third quarter 2020 financial results by posting them to its website. Please visit the Cannae investor relations website at investor.cannaeholdings.com to view the third quarter 2020 financial results, which are included in its Letter to Shareholders.

About Cannae Holdings, Inc.
Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $100 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns 11% of Ceridian representing approximately 16.1 million shares.

Contact:
Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com
Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com

Source: Cannae Holdings, Inc.